Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 09:36 AM 02/01/2019 FILED 20190658723 - File Number 7263898 STATE OF DELAWARE CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability company is Fundrise Growth eREIT 2019, LLC 2. The Registered Office of the limited liability company in the State of Delaware is located at 300 Delaware Ave Suite 210-A (street), in the City of Washington, Zip Code 19301. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is United States Corporation Agents, Inc. By: Authorized Person Name: BENJAMIN MILLER Print or Type